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                                                                EXHIBIT 4.186




                   FIFTH AMENDMENT TO TRUST AGREEMENT BETWEEN
                     FIDELITY MANAGEMENT TRUST COMPANY AND
                           THE DETROIT EDISON COMPANY


        THIS FIFTH AMENDMENT, dated as of the first day of January, 1998, by and between Fidelity Management Trust Company (the "Trustee") and The Detroit Edison Company (the "Sponsor");

                              W I T N E S S E T H:

        WHEREAS, the Trustee and the Sponsor heretofore entered into a Trust Agreement dated June 30, 1994, and amended February 5,1995, June 30, 1994 and August 1, 1996, with regard to The Detroit Edison Savings & Investment Plan, The Detroit Edison Savings & Investment Plan for Employees Represented by Local 17 of the International Brotherhood of Electrical Workers, and The Detroit Edison Savings & & Investment Plan for Employees Represented by Local 223 of the Utility Workers Union of America ( collectively and individually, the "Plan"); and

        WHEREAS, the Trustee and the Sponsor now desire to amend said Trust Agreement as provided for in Section 14 thereof;

        NOW THEREFORE, in consideration of the above premises the Trustee and the Sponsor hereby amend the Trust Agreement by:

        (1) Amending Section 4 by inserting a new subsection (b) and relettering existing subsections accordingly:


             (b)   Participant Withdrawal Requests . The Sponsor hereby
                   directs that, pursuant to the Plan, a participant withdrawal request (in-service or full withdrawal) may be made by the
                   participant by telephone, or in   such other manner as may
                   be agreed to from time to time by the Sponsor and Trustee, and the Trustee shall process such request only after the identity of the participant is verified by use of a personal identification number ("PIN") and social security number. The Trustee shall process such withdrawal in accordance with written guidelines provided by the Sponsor and documented in the Plan Administrative Manual.

        (2)  Amending Section 5 by restated subsection (f) as follows:

             (f) Participant Loans. The Administrator shall act as the Trustee's agent for participant loan notes and as such shall (i) separately account for repayments of such loans and clearly identify such assets as Plan assets and (ii) collect and remit all principal and
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         interest payments to the Trustee.  To originate a participant loan, the Plan participant shall direct the Trustee as to the term and amount of the loan to be made from the participant's individual account. Such directions shall be made by Plan participants by use of the telephone exchange system maintained for such purpose by the Trustee or its agent. The Trustee shall determine based on the current value of the participant's account on the date of the request and any guidelines provided by the Sponsor, the amount available for the loan. Based on the interest rate supplied by the Sponsor in accordance with the terms of the Plan, the Trustee shall advise the participant of such interest rate, as well as the installment payment amounts. The Trustee shall distribute the Participant loan agreement and truth-in-lending disclosure with the proceeds check to the participant. To facilitate recordkeeping, the Trustee may destroy the original of any promissory note made in connection with a loan to a participant under the Plan, provided that the Trustee first creates a duplicate by a photographic or optical scanning or other process yielding a reasonable facsimile of the promissory note and the Plan participant's signature thereon, which duplicate may be reduced or enlarged in size from the actual size of the original promissory note.

(3) Amending Section 6(e) Returns, Reports and Information by replacing the last sentence with the following:

      The Sponsor shall also be responsible for making any disclosures to Participants required by law, except such disclosure as may be required under federal or state truth-in-lending laws with regard to Participant loans, which shall be provided by the Trustee.

(4) Amending the "investment options" section of Schedule "A" and "C" to add the following:

      -  Fidelity Freedom Income Fund
      -  Fidelity Freedom 2000 Fund
      -  Fidelity Freedom 2010 Fund
      -  Fidelity Freedom 2020 Fund
      -  Fidelty Freedom 2030 Fund
      -  Fidelity Low-Priced Stock Fund
      -  Fidelity Growth Company Fund
      -  Fidelity Value Fund
      -  MAS Value Portfolio
      -  MAS Mid Cap Growth Portfolio
      -  Neuberger & Berman Genesis Trust
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      -  Neuberger & Berman Partners Trust
      -  Janus Worldwide Fund
      -  Janus Flexible Income Fund

(5) Amending Schedule "A" by restating the bullet point regarding Participants initiating in-service withdrawals as follows:

      - Process in-service withdrawal via telephone due to certain circumstances previously approved by the sponsor

(6) Amending Schedule "B" by restating the "Annual Participant Fee," "Non-Fidelity Mutual Funds," and "Note" sections as follows


    Annual Participant Fee            $4.00 per Participant*, billed and
                                      payable quarterly by the Sponsor.

    Non-Fidelity Mutual Funds         .25% annual administration fee on all
                                      Non-Fidelity Mutual Fund assets (to be
                                      paid by the Non-Fidelity Mutual Fund
                                      vendor.)

Note: These fees have been negotiated and accepted based on the following Plan characteristics" 3 plans in the relationship, total current plan assets of $685 million, current participation of 8,453 participants, current stock assets of $159.4 million, total Fidelity managed Mutual Fund assets of $450 million, total Fidelity non-actively managed Mutual Fund assets of $75.6 million and projected net cash flows of $33 million per year. Fees will be subject to revision if these Plan characteristics change significantly by either falling below or exceeding current or projected levels.

(7) Adding a Schedule "I" Operational Guidelines for Non-Fidelity Mutual Funds as attached.


       IN WITNESS WHEREOF, the Trustee and the Sponsor have caused this Fifth Amendment to be executed by their duly authorized officers effective as of the day and year first above written.


THE DETROIT EDISON COMPANY        FIDELITY MANAGEMENT TRUST
                                  COMPANY

By____________________________    By____________________________
                       Date         Vice President Date